Term Sheet No. 1722 To prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated March 6, 2013; Rule 433
Deutsche Bank AG, London Branch
$         5 Year Fixed / Floating Rate Notes due March 28*, 2018
General
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The notes pay interest quarterly in arrears at a fixed rate of 2.00% per annum for the first year, and thereafter, at a variable rate equal to 3-month LIBOR rate plus 0.25%, subject to the Interest Rate Cap of 5.00% per annum. Any payment on the notes, including interest payments and the Payment at Maturity, is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due March 28*, 2018.
•	Denominations of $1,000 (the “Principal Amount”) and minimum initial investments of $1,000.
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The notes are expected to price on or about March      , 2013 (the “Trade Date”) and are expected to settle on or about March 28*, 2013 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	At variable prices
Payment at Maturity:
You will receive on the Maturity Date a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued and unpaid interest. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the first following day that is a Business Day, but no adjustment will be made to the interest payment made on such following Business Day.
The Payment at Maturity is subject to the credit of the Issuer.

Interest Rate:
Interest will be paid quarterly in arrears at the applicable Interest Rate set forth below on each Interest Payment Date, including the Maturity Date, based on an unadjusted 30/360 day count fraction.
The Interest Rate from and including the Settlement Date to but excluding the first Reset Date (the “Fixed Interest Rate Period”) will be 2.00% per annum, and the Interest Rate from and including the first Reset Date to but excluding the Maturity Date (the “Floating Interest Rate Period”) will be the lesser of (i) LIBOR for the relevant Reset Period plus 0.25% and (ii) the Interest Rate Cap.

Interest Rate Cap:	5.00% per annum
Reset Period:	Each period from (and including) a Reset Date to (but excluding) the next following Reset Date, except that the final Reset Period will end on, but exclude, the Maturity Date
Reset Dates:	The 28th day* of each March, June, September and December, beginning on March 28*, 2014
Interest Payment Dates:
The 28th day* of each March, June, September and December, beginning on June 28*, 2013 and ending on the Maturity Date. If any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day, but no adjustment will be made to the interest payment made on such following Business Day.

Business Day:
Any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England, are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Trade Date:	March , 2013
Settlement Date:	March 28*, 2013
Maturity Date:	March 28*, 2018
LIBOR:
For each Reset Period, the rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Reset Date on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.
The “designated period” for the determination of LIBOR for any Reset Period is equal to three months.
A “London Banking Day” is any date on which commercial banks are open for business in London.

Listing:	The notes will not be listed any securities exchange.
CUSIP / ISIN:	25152RUZ4 / US25152RUZ45
*Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Maturity Date, the Interest Payment Dates and the Reset Dates will be changed so that the stated term of the notes remains the same.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page TS-2 in this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Discounts and Commissions(2)	Proceeds to Us
Per Note	At variable prices	$	$
Total	At variable prices	$	$
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $987.50 per note. See “Selected Risk Considerations—Variable Price Reoffering Risks.”

(2)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
Deutsche Bank Securities Inc., an agent for this offering, is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
March 6, 2013

SUMMARY

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You should read this term sheet together with the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this term sheet nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this term sheet and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this term sheet and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefore.

Selected Risk Considerations

An investment in the notes involves risks. This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

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THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — Because the notes mature in 2018, their value may decline over time due to such factors as inflation and/or rising interest rates. The Interest Rate on the notes may in the future be low in comparison to the interest rates for similar debt securities then prevailing in the market. Nevertheless, if this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes until the Maturity Date.

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THE INTEREST RATE ON THE NOTES MAY VARY FOR EACH RESET PERIOD AFTER THE FIRST YEAR AND IN NO EVENT WILL THE INTEREST RATE ON THE NOTES EXCEED THE INTEREST RATE CAP — The maximum Interest Rate on the notes for the Floating Interest Rate Period is limited to the Interest Rate Cap, and if the sum of the 3-month USD LIBOR Rate for the relevant Reset Period and 0.25% is greater than or equal to the Interest Rate Cap, the notes will bear interest for such Floating Interest Rate Period only at that rate. The Interest Rate Cap may be lower than the interest rates for similar debt securities then prevailing in the market.

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VARIABLE PRICE REOFFERING RISKS — Deutsche Bank AG proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise; provided, however, that such price will not be less than $987.50 per note. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from Deutsche Bank Securities Inc. or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors beyond our control.

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PAYMENTS ON THE NOTES ARE SUBJECT TO DEUTSCHE BANK AG’S CREDITWORTHINESS — The notes are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the notes and you could lose your entire initial investment.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the notes. The potential returns described in this term sheet assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

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THE NOTES HAVE CERTAIN BUILT-IN COSTS — While the interest payments described in this term sheet is based on the full Principal Amount of your notes, the Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price. The inclusion of the commissions and/or other fees and hedging costs in the Issue Price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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THE VALUE OF THE NOTES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the market generally;

•	the actual or anticipated level of LIBOR;

•	the volatility of the level of LIBOR;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings, financial condition or results of operations.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates expect to engage in hedging and trading activities related to the Interest Rates of the notes. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of the interest rates available in the market and, therefore, the value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our trading activities related to the applicable Interest Rates of the notes may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between Deutsche Bank AG and you. Any of the foregoing activities described in this risk consideration may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES, ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes including the amount of interest payable on each Interest Payment Date, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the notes. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the notes, may affect the interest payment, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the notes.  Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on movements in interest rates generally or LIBOR specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the value of the notes or the potential payout on the notes.

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TREATED AS VARIABLE RATE DEBT INSTRUMENTS — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate.

It is expected that the notes will be issued with original issue discount (“OID”), which will be taxed over the term of the notes according to a constant-yield method based on a compounding of interest, regardless of your method of tax accounting. Whether the notes have been issued with OID, and the amount thereof, cannot be determined prior to the Settlement Date; this information will be available as described below. Please review the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation—Tax Consequences to U.S. Holders—OID Notes” for a further discussion of the taxation of OID.

All interest payments during the last four years that the notes are outstanding will be treated as qualified stated interest (“QSI”), and it is expected that a percentage of each interest payment made during the first year that the notes are outstanding will be QSI. QSI will be taxable to you at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Because the notes may be offered to investors at varying prices, the “issue price” of the notes for U.S. federal income tax purposes will not be known until the Settlement Date. If you purchase a note at a price that is greater or less than the issue price, you will be considered to have purchased the note with “acquisition premium” or “market discount,” respectively. See “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Market Discount” and “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Acquisition Premium and Amortizable Bond Premium,” as applicable, on page PS-39 of the accompanying prospectus supplement.

The final pricing supplement will either specify the notes’ issue price, the percentage of each payment on the notes during the first year that constitutes QSI and the amount of OID on the notes or indicate how you may obtain this information. If, as expected, the notes are issued with OID, information regarding the annual accrual of OID on the notes will be filed with the Internal Revenue Service on a Form 8281 and will be made publicly available.

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax (including withholding tax), provided that you fulfill certain certification requirements and certain other conditions are met.  See “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders” on page PS-42 of the accompanying prospectus supplement.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 Principal Amount of our 5 Year Fixed / Floating Rate Notes.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a fixed rate equal to 2.00% per annum for the first year, and thereafter, at a variable rate equal to 3-month USD LIBOR plus 0.25%, subject to the Interest Rate Cap of 5.00% per annum. The interest will be paid on a quarterly basis in arrears on each Interest Payment Date, including the Maturity Date, based on an unadjusted 30/360 day count fraction. The notes are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount ( the “Principal Amount”) of notes is $1,000 and the Issue Price of the notes is variable. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover of this term sheet.

Payment on the Notes

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

The calculation agent for the notes will be Deutsche Bank AG, London Branch. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this term sheet without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date.  All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-

thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis—Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

HISTORICAL INFORMATION

The following graph sets forth the historical daily percentage levels of 3-month USD LIBOR for the period from March 5, 2003 to March 5, 2013. We obtained the percentage levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Because the maximum Interest Rate is limited to the Interest Rate Cap of 5.00% per annum during the Floating Interest Rate Period, you will not receive any increase in 3-month USD LIBOR beyond 4.75% per annum, equal to the Interest Rate Cap of 5.00% per annum minus 0.25%. The historical levels of 3-month USD LIBOR should not be taken as an indication of its future performance.

SUPPLEMENTAL UNDERWRITING INFORMATION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent under, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes set forth on the cover page.

Notes sold by the Agents to the public will be offered at prevailing market prices or at prices related thereto at the time of resale or otherwise, as the Agents determine. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time, provided, however, that such price will not be less than $987.50 per note.

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of up to 1.25% or $12.50 per $1,000 Principal Amount of notes.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this term sheet, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this term sheet, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three Business Days after the Trade Date, purchasers who wish to transact in the notes more than three Business Days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.